Exhibit 99.1

November 15, 2006

Yolanda Loh

[address]

Dear Yolanda,

I’m pleased to confirm that you have been promoted to the position of Vice-President, Advertising Sales and will be reporting directly to me. Congratulations on this well-deserved promotion.

Your new salary of $140,000 will be effective November 6th, and will be reflected in your November 24th paycheck. In addition your new bonus target at plan will be $113,000 per annum.

You will also be awarded a stock option grant of 23,000 options, which will be presented to the Board or its designee for approval as soon as possible. The exercise price for your options will be the closing price of LookSmart, Ltd. as quoted on the NASDAQ exchange on the day your option grant is approved. The stock administrator, Chesca Meraz, will contact you within two weeks of that date to obtain your signature on a stock option agreement. Your stock option grant will vest over four years of active employment, with a vesting commencement date of November 6, 2006. Your options will vest monthly, in increments equal to 1/48 of the grant award.

Thank you again for a job well done!

Sincerely,

/s/ Dave Hills
Dave Hills
CEO